Exhibit 10.1

EXECUTION COPY

EMPLOYEE SEPARATION AGREEMENT

This Employee Separation Agreement (this “Agreement”) is entered into as of January 31, 2024 by and between: (a) Barkely J. Sturgill, Jr., an individual residing in Lexington, Kentucky (“Employee”); and (b) Ramaco Resources, Inc., a Delaware corporation with its principal place of business in Lexington, Kentucky, together with its subsidiaries and affiliates (collectively, the “Company”), with each of Employee and the Company being hereafter referred to as a “Party” and collectively the “Parties,” upon the following premises:

WHEREAS, Employee is employed by the Company in the position of Senior Vice President, General Counsel and Secretary;

WHEREAS, Employee’s last day of employment with the Company is January 31, 2024 (the “Separation Date”), and Employee shall be deemed to resign from any and all positions as an officer of the Company as of the Separation Date;

WHEREAS, Employee and Company have had disagreements regarding the benefits and compensation to be received by Employee in connection with his separation from employment with the Company;

WHEREAS, Employee and Company, in connection with Employee’s separation from employment with the Company, desire to enter into this Agreement to resolve any and all disputes regarding the benefits and compensation to be received by Employee; and

WHEREAS, Employee acknowledges the sufficiency of the consideration to be provided to him under the terms of this Agreement for the general release and waiver contained in Section 4 and the other promises by Employee herein and also acknowledges that the Company’s obligations under this Agreement are contingent upon Employee’s fulfillment of his obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree to resolve all matters between them as follows:

Section 1      Separation of Employment. Employee acknowledges and agrees that his employment with the Company ends on the Separation Date and that, as of the Separation Date, he will hold no position with the Company or any divisions, subsidiaries, or affiliates thereof as an employee, officer, director, or contractor, and hereby agrees to and waives and releases all claims for reinstatement or re-employment with the Company, and further agrees not to seek employment or any other affiliation with the Company or any divisions, subsidiaries, or affiliates thereof, either as an employee or an independent contractor at any time.

Section 2      Consideration. In consideration of the general release and waiver in Section 4 below, and the other promises and representations by Employee in this Agreement, the Company agrees as follows:

(a)            Separation Compensation. The Company will provide Employee with separation pay in the gross amount of $120,000.00 (“Separation Pay”). The Separation Pay will be subject to all applicable payroll withholding taxes and other deductions required by law. The Company will pay the Separation Pay to Employee in a single lump sum payment via direct deposit as soon as administratively feasible following the seventh (7th) day after Employee signs this Agreement. The Company’s obligation to pay the Separation Pay is conditioned upon Employee not revoking this Agreement and further upon his fulfillment of all terms, conditions, and obligations set forth in this Agreement.

(b)            2023 Bonus Payment. The Company will pay Employee the Company performance portion of his total target bonus opportunity for 2023, adjusted for achievement of Company performance metrics (the “2023 Bonus”). The Employee is not entitled to and will not receive any portion of the target bonus opportunity for 2023 calculated based on individual performance metrics or which are at the discretion of the Company. The Company will pay the 2023 Bonus to Employee in a single lump sum cash payment via direct deposit at the same time the Company pays annual performance bonuses to other executives for 2023, subject to applicable payroll withholding taxes and other deductions required by law. Employee acknowledges and agrees that he is not entitled to receive the 2023 Bonus or any performance bonus for the year 2023, except as provided by this Agreement. Employee further acknowledges that the Company’s obligation to pay the 2023 Bonus is conditioned upon Employee not revoking this Agreement and further upon his fulfillment of all terms, conditions, and obligations set forth in this Agreement.

(c)            Continued Equity Vesting. Notwithstanding anything to the contrary in the Ramaco Resources, Inc. Long-Term Incentive Plan (the “Equity Incentive Plan”) or any award agreements thereunder, all restricted stock and restricted stock units granted to Employee pursuant to the Equity Incentive Plan that are outstanding and unvested as of the Separation Date (the “Unvested Equity”), shall continue to vest pursuant to terms applicable to the Unvested Equity as if Employee had remained in the continuous employment of the Company through June 30, 2024. Any Unvested Equity that does not become vested by June 30, 2024 shall be forfeited at such time for no consideration. For the avoidance of any doubt, the Parties represent, warrant and agree that (i) the following restricted stock units, which are the first tranche of such units to vest pursuant to a February 20, 2023 award to Employee issued pursuant to the Equity Incentive Plan, will vest on January 31, 2024, and that the balance of that February 20, 2023 award shall be forfeited at that time: 4,805 shares of Class A Common Stock, $0.01 par value, and 961 shares of Class B Common Stock, $0.01 par value; and (ii) the following restricted stock awards, which were the subject of the February 16, 2021 award to Employee pursuant to the Equity Incentive Plan, will fully vest on June 30, 2024, and that the balance of that February 16, 2021 award shall be forfeited at that time: 86,262 shares of Class A Common Stock, $0.01 par value, and 17,252 shares of Class B Common Stock, $0.01 par value.

Employee acknowledges that (i) vesting of the Unvested Equity is conditioned upon Employee not revoking this Agreement and further upon his fulfillment of all terms, conditions, and obligations set forth in this Agreement, (ii) any material breach of this Agreement by Employee will result in forfeiture of any Unvested Equity that has not vested as of the time of the breach. Except as provided in this Section 2(d), Employee shall have no other rights with respect equity awards granted to Employee under the Equity Incentive Plan or otherwise.

(d)            401(k) Contribution. The Company acknowledges and agrees that it will contribute employer matching contributions to Employee’s individual account under the Company-sponsored 401(k) plan (at the matching percentage provided for in the plan) with respect to one hundred percent (100%) of Employee of deferral contributions to the plan through the Separation Date.

(e)            Settlement of Compensation and Benefit Entitlement; Tax Consequences. Employee acknowledges and agrees that prior to entering into this Agreement that Company and Employee disputed the amount of compensation and benefits that Employee is entitled to in connection with Employee’s separation of employment described in this Agreement and the payments and benefits set forth in this Section 2 are the agreed upon settlement of such dispute. Employee has no other right to payments or benefits under any severance plan, change in control plan, employment agreement, bonus plan, equity plan or any other compensation or benefit plan, program, policy, or arrangement except as set forth in this Agreement. Employee further acknowledges and agrees that these payments and promises represent good and valuable consideration for the promises and agreements he is providing in this Separation Agreement, including the general release and waiver of claims in Section 4. Employee agrees that he is solely responsible for his portion of all federal, state, and/or local income taxes with regard to any of the payments described in this Section 2, and that neither the Company nor any of its representatives have provided advice regarding the taxability or tax consequences of any consideration set forth in this Agreement.

Section 3      Final Compensation Payments / Benefits.

(a)            Employee acknowledges and agrees that he has been paid by the Company for all time worked through the Separation Date. If Employee has not already, he will be notified in writing of his eligibility pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to elect continuation coverage under the Company’s health insurance benefit program if he chooses. The COBRA qualifying event date will be the Separation Date.

(b)            Except as provided in this Agreement, Employee acknowledges and agrees that the payments and benefits described above represent all compensation, pay, contributions, reimbursements, and benefits, regardless of whether in the form of cash, stock or otherwise, to which he is or could be entitled under any policy, plan, practice or agreement made available by the Company, or under any federal, state, or local law. Employee further acknowledges and agrees that his participation in all the Company-sponsored benefit plans and incentive programs for employees and executives shall be discontinued as of the Separation Date, except as specifically provided in this Agreement.

Section 4      Employee General Release, Waiver, Indemnification, and Covenant Not to Sue.

(a)            Employee General Release and Waiver. Employee for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby irrevocably and unconditionally waives, releases, and forever discharges the Company and its past, present, and future affiliates and related entities, parent and subsidiary corporations, divisions, predecessors, successors and assigns, and each of its and their respective past, present, or future shareholders, members, owners, officers, directors, trustees, fiduciaries, managers, administrators, agents, attorneys, insurers, and representatives (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed (hereinafter collectively referred to as “claims”) which the Releasors now or in the future may have or claim to have against any of the Releasees based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character whatsoever existing or occurring or claimed to exist or to have occurred at any time up to and including the date Employee signs this Agreement, including, but not limited to any and all claims relating to or arising during or out of Employee’s status as an employee of the Company, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, and the Worker Adjustment and Retraining Notification Act; any claims for breach of express or implied contract, wrongful or retaliatory discharge, defamation or any other tort or other common law action; any claims to any form of compensation, benefits, attorneys’ fees or costs; any claims for loss or damage to personal property, including personal tools used or stored on Company property; and any other claims arising under federal, state, or local law. To the extent permitted by applicable law, Employee agrees that he will not bring a lawsuit against any of the Releasees asserting any of the claims released herein. Employee further agrees that if any action is brought on his behalf with regard to the claims released herein, he will not accept any payments therefore.

Notwithstanding the foregoing, the Parties agree that this release shall not: (a) apply to any claims arising after the date Employee signs this Agreement; (b) relate to Employee’s express rights under this Agreement or prevent Employee from instituting any action to enforce the terms of this Agreement; or (c) affect Employee’s right to challenge the validity of this Agreement’s waiver of rights pursuant to the ADEA and/or OWBPA. Additionally, nothing in this Agreement shall, or is intended to, interfere with Employee’s rights under federal, state or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. Employee agrees that he shall not, however, be entitled to any relief, recovery, or payments in connection with any charge, complaint, or proceeding brought against any of the Releasees, regardless of who filed or initiated any such charge, complaint, or proceeding. Moreover, for the avoidance of doubt, nothing in this Agreement shall restrict or impede Employee from providing truthful information to governmental or regulatory bodies, or from making any other disclosures that are protected or required by law, regulation or judicial process.

(b)            Claims. To the fullest extent permitted by law, and subject to the provisions of this Agreement, Employee represents, affirms, agrees, and covenants that (i) he has not filed or caused to be filed on his behalf any claim for relief against any Releasee, and no outstanding claims for relief have been filed or asserted against any Releasee on his behalf; and (ii) he will not file, commence, prosecute, or participate in any judicial or arbitral action or proceeding against any Releasees based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date he signs this Agreement except as required by law.

Section 5      Confidentiality of Agreement. Employee expressly acknowledges that it is to his benefit, and is his desire, all discussions concerning the terms thereof shall be kept confidential, and he shall not disclose same to any person other than his financial advisor, counsel, and spouse or domestic partner, or except as may be required by law. Employee further agrees that he will instruct all such individuals of their obligation to keep such information confidential, except as required by law. Employee acknowledges and agrees that the Company will likewise keep all discussions concerning the terms of such agreements confidential, provided, however, that (i) the Company may disclose the terms of this Agreement in periodic reports filed under the Securities Exchange Act of 1934, as amended, and in registration statements filed under the Securities Act of 1933, as amended, and may attach a copy of this Agreement as an exhibit, to any such periodic reports and registration statements, (ii) the Company may disclose and share the terms and/or the Parties’ discussions with its own employees or executives as needed, accountants, counsel, outside directors, outside auditors, or agents or representatives of any governmental regulatory agency or any securities self-regulatory organization, and (iii) the Company may disclose and share the terms and/or the Parties’ discussions as required by law, in response to demands for discovery, or in accordance with court orders.

Section 6      Return of Company Property. Employee represents that he has returned to the Company all keycards, keys, identification badges, passwords, pin codes, company-sponsored credit cards, online accounts, company-provided laptops, tablets, mobile phones, business plans, financial reports and forecasts, and all other property, documents, records and information (including all copies), in whatever form (paper or electronic) and media (including back-up tapes, external hard drives, computer disks, CDs or flash drives) of or belonging to the Company, or that contain any information furnished or made available to Employee by the Company, however and wherever obtained, maintained and/or located.

Section 7      Post-Employment Obligations.

(a)            Definitions. As used in this Section 7, the following terms will have the following meanings:

“Business” means (1) the development, promotion, or operation of mines suitable for the extraction of metallurgical coal or rare earth minerals; or (2) the distribution or sale of any such ores or minerals.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which engages in any business competing with the Business that is either (i) in the Restricted Area, or, (ii) otherwise would be directly beneficial or profitable to the then present operations and properties of the Company or any of its affiliates. For the purposes of clarity, should any business, individual, partnership, firm, corporation or other entity have assets, operations, coal and mineral properties, other coal related businesses or rare earth elements deposits or mining operations such business, individual, partnership, firm, corporation or other entity shall not be considered a Competing Business if the business thereof is not subject to or described in (i) or otherwise by (ii) in the preceding sentence.

“Restricted Area” means the geographic area encompassed within a radius of fifteen (15) air miles from any mine or mineral deposit that was owned, operated, developed, or promoted by the Company at any time within the last two (2) years of Employee’s employment with the Company.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court, or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period beginning with the Separation Date and ending on January 31, 2025.

(b)            Non-Competition; Non-Solicitation Agreement. Employee and the Company agree to the non-competition and non-solicitation provisions of this Section 7 in consideration for the compensation identified in Section 2 and confidential information provided by the Company to Employee pursuant to Section 8 of this Agreement, to protect the trade secrets and confidential information of the Company disclosed or entrusted to Employee by the Company or created or developed by Employee for the Company, to protect the business goodwill of the Company or its affiliates developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company, to facilitate Employee’s future consulting services to the Company, to the extent requested by the Company under Section 10 below, and as an additional inducement for the Company to enter into this Agreement.

(c)            Non-Competition Scope. Subject to the exceptions set forth in Section 7(d) and (e) below, Employee expressly covenants and agrees that during the Prohibited Period and within the Restricted Area (i) Employee will refrain from carrying on or engaging in any Competing Business or assisting another to do so, except as allowed in Section 7(e); and (ii) Employee will not become a senior managerial or executive employee of, partner in, officer of, owner or member of (or an independent contractor to), control or participate in, loan money to, any Competing Business

(d)            Ownership of Shares of a Public Company. Notwithstanding the restrictions contained in Section 7(c), Employee may own an aggregate of not more than one half of one percent (0.5%) of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the counter market by a member of a national securities exchange, without violating the provisions of Section 7(c), provided that Employee does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(e)            Employee’s Practice of Law. Nothing in this Section 7 shall be construed as prohibiting Employee from engaging in the practice of law in association with or as a partner in a law firm with other attorneys as outside legal counsel for any client, subject to the Code of Professional Responsibility as adopted by the Supreme Court of Kentucky. Employee shall comply with the letter and spirit of the duties, responsibilities and obligations owed by him to the Company as Employee’s client or former client, as applicable, pursuant to the Code of Professional Responsibility.

(f)            Non-Solicitation. Employee further expressly covenants and agrees that during the Prohibited Period, Employee will not, engage or employ, or solicit or contact with a view to the engagement or employment of, or recommend or refer to any person or entity (other than the Company) for engagement or employment any person who is an officer of the Company provided, however, that the prohibition contained herein shall not apply to efforts by or contacts made by a third party to such officer without the engagement or other effort of Employee.

(g)            Duty to Notify Employer. Before accepting employment with any other person or entity during the Prohibited Period, Employee will inform such person or entity of the restrictions and prohibitions contained in this Section 7. The Company reserves the right to provide a copy of this Agreement to any such person or entity.

(h)            Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographical area, and scope of activity to be restrained as set forth in this Section 7 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Employee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 7 by Employee, and the Company will be entitled to enforce the provisions of this Section 7 by specific performance and injunctive relief as remedies for such breach or any threatened breach, and by terminating payments then owing to Employee under this Agreement or otherwise. Such remedies will not be deemed the exclusive remedies for a breach of this Section 7 but will be in addition to all remedies available at law or in equity, including the recovery of damages from Employee. However, if it is determined that Employee has not committed a breach of this Section 7, then the Company will resume the payments and benefits due under this Agreement and pay to Employee all payments and benefits that had been suspended pending such determination.

(i)            Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Section 7. Employee acknowledges that the scope and duration of the covenants contained in this Section 7 are the result of arms-length bargaining and are fair and reasonable in light of (a) the nature and geographic scope of the operations of the business, (b) Employee’s level of control over and contact with the Business in all jurisdictions in which it is conducted, and (c) the amount of Confidential Information that Employee has received during Employee’s employment with the Company. It is the desire and intent of the Parties that the provisions of this Section 7 be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Section 7 invalid or unenforceable.

(j)            Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 7 would cause irreparable injury to the Company. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain business activities anywhere in the Restricted Area during the Prohibited Period, but Employee acknowledges that Employee will receive sufficient consideration from the Company to justify such restriction. Further, Employee acknowledges that Employee’s skills are such that Employee can be gainfully engaged or employed in noncompetitive employment, and that the agreement not to compete will not prevent Employee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified will remain in full force and effect and will not be rendered void or illegal. Such modification will not affect the payments made to Employee under this Agreement.

Section 8      Non-Disclosure; Confidentiality.

(a)            Employee agrees that he will not disclose or use for his benefit or the benefit of any other person or entity, any Protected Information (as defined in in this Section 8(a)) of or belonging to the Company. “Protected Information” shall mean any information protected by the attorney-client privilege and/or work product doctrine, and any other non-public information regarding the business of the Company, including but not limited to customer and supplier information; contract terms; customer files; information regarding customer history, needs, and preferences; information designated by customers to be kept confidential; supplier lists; financial information, such as sales plans and forecasts; business or sales proposals; sales and earnings figures; cost and profitability information; pricing; corporate strategies, sales tactics, marketing, underwriting methods, and other strategic plans; technical and project information, such as project designs; sources of supply; project pricing or project management methods, templates, or tools; formulas; product or project development methods, templates, or plans; research; underwriting; product testing plans, protocols and results; and private employee personnel records or data, provided, however, that Protected Information does not include any information that is, or becomes, in the public domain through no disclosure or other action (whether direct or indirect) by Employee; any information that is readily ascertainable from public or published information or trade sources or is otherwise generally known and readily available to employees or agents of a competitor (and not as a result of a violation of this Agreement by Employee or by other wrongful means); or any information that Employee did not learn, directly or indirectly, as a result of employment with or work for or association with the Company. The obligations in this Section with respect to a particular piece of Protected Information shall remain in effect until that piece of information enters the public domain through no breach of contract or duty or other unlawful means.

(b)            To the extent that Protected Information constitutes a trade secret under applicable federal or state law, Employee cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding.

(c)            Nothing herein shall prohibit Employee from reporting to or cooperating with any governmental, regulatory or self-regulatory body or agency; from testifying truthfully under oath pursuant to subpoena or other legal process; or from making disclosures that are otherwise protected under applicable law or regulation. However, if Employee is required by subpoena or other legal process to disclose Protected Information, he first will notify the Company promptly upon receipt of the subpoena or other notice, unless otherwise required by law, and will cooperate in any action as may be necessary in order to protect such information and/or documents from disclosure.

Section 9      Nondisparagement. Employee agrees that he will take no action which is intended or would reasonably be expected to harm the Company and its reputation, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Likewise, Company agrees that it will take no action, by or through its agents, employees, officers or directors, which is intended or would reasonably be expected to harm the Employee and his reputation, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Employee. Nothing herein shall prevent the Parties from making any truthful statements in connection with any legal proceeding or investigation by the Company or any governmental authority or securities self-regulatory organization, or in response to any request for confirmation of employment from a prospective employer of Employee. Further, nothing will prevent Employee or the Company or its officers and directors from (i) responding to a lawful subpoena, meeting regulatory obligations or reporting to a government agency, or complying with any other legal obligation, or (ii) reporting possible violations of federal or state law or regulation (including securities laws and regulations) to any governmental agency or entity or self-regulatory organization, cooperating with any governmental agency in connection with any such possible violation, or making other disclosures or taking other actions that are protected under the whistleblower provisions of federal or state law or regulation.

Section 10      Cooperation. Employee will reasonably cooperate with the Company and its counsel in connection with any investigation, administrative, regulatory or arbitration proceeding or litigation relating to any matter in which Employee was involved or of which the Company reasonably believes Employee may have knowledge as a result of his association with the Company. Company agrees to indemnify Employee for any expenses incurred as a result of that cooperation. In addition, Employee consents to be engaged by the Company to perform such services as the Company reasonably may request in the Company’s discretion during the Prohibited Period and for one year following the termination of the Prohibited Period, not to exceed one hundred (100) hours in any calendar year or twenty (20) hours in any calendar month, except as Employee and the Company may otherwise agree in writing, and only during regular business hours, subject to accommodating reasonably Employee’s other professional obligations, and provided that the provision of such services does not interfere with Employee’s obligations to his then employer. Employee will be compensated under this Section 10 at the hourly rate of $350 per hour, with reimbursement of reasonable out of pocket expenses approved in advance by the Company. Employee expressly acknowledges and agrees that such consulting services shall be at the sole discretion of the Company and that the Company has provided no promise or assurances that Employee will be engaged as a consultant.

Section 11      Representations. Employee represents and warrants that no promise or inducement has been offered or made except as set forth herein and that he is entering into this Agreement without reliance on any statement or representation made by or on behalf of the Company or any of the Releasees, except as expressly set forth in this Agreement. Employee represents and warrants that he (a) has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, claim, suit, charge, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, liability, or demand of any nature whatsoever relating to any matter covered by this Agreement, and (b) has not filed and is not otherwise pursuing any legal action, claim or suit against any of the Releasees of any kind or nature in or with any federal, state or local court, or other government agency which arose prior to Employee signing the Agreement.

Section 12      Entire Agreement.

(a)            This Agreement and any agreements or documents specifically referenced herein for the purposes so referenced expresses the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, with respect to such subject matter.

(b)            No provision of this Agreement may be altered, modified and/or cancelled except upon the express written consent of the Parties. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the Party hereto to be bound by such waiver. A waiver by either Party hereto of a breach or default by the other Party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(c)            The Parties agree that any material breach by Employee of any of his promises, covenants, or agreements in this Agreement shall nullify all obligations on the part of the Company to Employee hereunder.

Section 13      Severability. If any provision of this Agreement (or portion thereof) is held to be overbroad, invalid or unenforceable, the Parties agree that such provision (or portion thereof) shall be modified so that it is enforceable or, if modification is not possible, that it should be severed and replaced by a valid, legal and enforceable provision which so far as possible achieves the Parties’ intent in agreeing to the original provision. The remaining provisions of this Agreement shall not be affected or impaired by such modification or severance. The Parties agree to perform all such further acts and to execute all such further documents as may be reasonably necessary to carry out the provisions or intent of this Agreement.

Section 14      Choice of Law / Dispute Resolution. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the Commonwealth of Kentucky without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Kentucky. Each of the Parties agrees that any dispute between the Parties shall be resolved only in the state courts regularly sitting in Lexington, Kentucky and the appellate courts having jurisdiction of appeals in such courts. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES.

Section 15      Acknowledgements / Execution of Agreement. Employee acknowledges that he received this Agreement on January 26, 2024. Employee further acknowledges that: (a) he has been advised in writing to consult with an attorney before signing this Agreement; (b) he has read this Agreement and understands the meaning and application of each of its terms, including the general release and covenant not to sue language set forth in Section 4; (c) he has been given until February 17, 2024, a period exceeding 21 days, to consider whether to accept or reject the Agreement; (d) he may at his option sign this Agreement prior to February 16, 2024, but is not required to do so; and (e) if he elects to sign this Agreement, he is doing so without duress, of his own free will, and with the intent of being bound by its terms. Following signature, Employee shall return an original signed copy (in accordance with Section 18 below related to the sufficiency of electronic signatures) of the Agreement to E. Forrest Jones, Jr., Esquire, Jones & Associates, P. O. Box 1989, Charleston, West Virginia 25327, efjones@efjones.com, on or before February 16, 2024. In return, Employee will receive a fully-executed copy of the Agreement. If Employee has not signed and returned this Agreement as provided above, he will be deemed to have rejected the offer set forth herein, the Company’s offer of this Agreement will be considered withdrawn, and Employee will receive no payments or benefits hereunder.

Section 16      Revocation Period. Within a period of seven (7) days after signing this Agreement, Employee may revoke the release and waiver of claims in Section 4(a) hereof to the limited extent that such release and waiver applies to claims arising under the Age Discrimination in Employment Act (“ADEA”). If Employee chooses to revoke his release and waiver of ADEA claims within such time period, he shall provide written notice of revocation by email to E. Forrest Jones, Jr., Esquire, Jones & Associates, P. O. Box 1989, Charleston, West Virginia 25327, efjones@efjones.com. If such notice has not been received by midnight of the seventh (7th) day following his signing, Employee will have waived his right of revocation. If Employee provides timely notice of revocation under this Section 16, such revocation will be limited solely to Employee’s release and waiver of claims arising under the ADEA and will have no effect whatsoever on Employee’s waiver and release of any and all other claims as set forth in Section 4(a) of this Agreement.

Section 17      Effective Date of Agreement. This Agreement shall not be effective or enforceable until it has been signed and returned by Employee as described herein, and the revocation period described in Section 16 has expired.

Section 18      Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts (including via electronic mail), each of which will be deemed an original, but all of which together will constitute but one and the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

[The remainder of this page has been intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) set forth below.

Barkley J. Sturgill, Jr.	Ramaco Resources, Inc.

/s/ Barkley J. Sturgill, Jr.	By:	/s/ Randall W. Atkins
Randall W. Atkins
Chief Executive Officer
Date: January 26, 2024	Date: January 26, 2024